Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

National Health Investors, Inc.
Murfreesboro, Tennessee

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated February 14, 2013, relating to the consolidated financial statements, the effectiveness of National Health Investors, Inc.’s internal control over financial reporting, and schedules of National Health Investors, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and of our report dated September 3, 2013, relating to the Historical Statement of Revenues and Certain Direct Operating Expenses of Care YBE Subsidiary LLC for the year ended December 31, 2012, which appears in the Current Report on Form 8-K/A filed by the Company with the SEC on September 4, 2013.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Nashville, Tennessee
November 14, 2013